Exhibit 99.1

Crown Holdings Appoints Two New Independent Directors to Board

Enters Into Cooperation Agreement with Icahn Enterprises

Icahn to Support All Crown Nominees for Election at 2023 Annual Meeting

YARDLEY, Pa., Dec. 13, 2022 – Crown Holdings, Inc. (NYSE: CCK) (“Crown” or the “Company”) today announced that it has entered into an agreement with Icahn Enterprises L.P., whereby Jesse Lynn and Andrew Teno, General Counsel of Icahn Enterprises and Portfolio Manager of Icahn Capital, respectively, will join the Company’s Board of Directors, effective immediately. Mr. Lynn and Mr. Teno will also stand for election at the Company’s upcoming 2023 Annual Meeting of Shareholders (“2023 AGM”), and Crown has agreed to include Mr. Teno and Mr. Lynn on its recommended slate of nominees for election at the Company’s 2023 AGM.

With the additions of Mr. Lynn and Mr. Teno, the Crown Board will expand to 13 directors, 12 of whom are independent. Since 2019, the Company has refreshed over half the Board and added eight new independent directors, including the appointments announced today.

Timothy J. Donahue, Chairman, President and Chief Executive Officer said, “We have valued the constructive dialogue we have had with the Icahn team over the last several weeks. We welcome Jesse and Andrew to the Board and look forward to working together to deliver enhanced value for Crown shareholders.”

“We have appreciated Crown’s constructive engagement, and we welcome the opportunity to work closely with the Company to deliver value to shareholders,” said Carl Icahn, Chairman of the Board of Directors of Icahn Enterprises.

Pursuant to the Director Appointment and Nomination Agreement, Icahn Enterprises, which owns 8.5% percent of Crown’s outstanding common stock, has agreed to customary standstill, voting commitments and other provisions. The Director Appointment and Nomination Agreement between the Company and Icahn Enterprises will be filed on a Form 8-K to be filed with the Securities and Exchange Commission.

Evercore is serving as Crown’s financial advisor and Dechert LLP is serving as legal counsel.

About Jesse Lynn

Jesse A. Lynn has been general counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, real estate, home fashion and pharma, since 2014. From 2004 to 2014, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Mr. Lynn has been a director of Xerox, a leader in office and production print technology, since November 2021; FirstEnergy, an electric utility company with one of the nation’s largest investor-owned electric systems, since March 2021; and Conduent Incorporated, a provider of business process outsourcing services, since April 2019. Mr. Lynn was previously a director of Cloudera, Inc., a company that provides a software platform for data engineering, data warehousing, machine learning and analytics, from August 2019 to October 2021; Herbalife Nutrition Ltd., a nutrition company, from 2014 to January 2021; and The Manitowoc Company, Inc., a capital goods manufacturer, from April 2015 to February 2018. Prior to joining Icahn, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from 2000 until 2004. From 1996 until 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn received a Bachelor of Arts degree from the University of Michigan and a Juris Doctor from the Boston University School of Law.

About Andrew Teno

Andrew Teno has been a portfolio manager of Icahn Capital LP, the investment management subsidiary of Icahn Enterprises L.P., since October 2020. Mr. Teno has been a director of Southwest Gas, a provider of natural gas and utility infrastructure services across North America, since May 2022; FirstEnergy, an electric utility company with one of the nation’s largest investor-owned electric systems, since March 2021; and Herc Holdings Inc., an international provider of equipment rental and services, since February 2021. Mr. Teno was previously a director of Cheniere Energy, Inc., a developer of natural gas liquefaction and export facilities and related pipelines, from February 2021 to June 2022. Prior to joining Icahn, Mr. Teno worked at Fir Tree Partners, a New York-based private investment firm that invests worldwide in public and private companies, real estate and sovereign debt. Mr. Teno’s focus was on value investing across capital structures, industries and geographies. During his time at Fir Tree, he also served on the Board of Directors of Eco-Stim Energy Solutions. Prior to Fir Tree, he worked at Crestview Partners from July 2009 to July 2011 as an associate in their Private Equity business. Prior to Crestview, Mr. Teno worked at Gleacher Partners, an M&A boutique, from July 2007 to July 2009. Mr. Teno received an undergraduate business degree from the Wharton School at the University of Pennsylvania in 2007.

About Crown

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information, visit www.crowncork.com.

Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including risks and uncertainties relating to changes in market environment and the Company’s operating position, the impact of board refreshment efforts, the plans and objectives of management, and potential increases in shareholder returns, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2021 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:

Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281, or

Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Nick Lamplough or Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449